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Exhibit 99

Please Contact:
Tere Miller
Vice President,
Corporate Communications
(760) 741-2111, ext. 177

REALTY INCOME ANNOUNCES NEW
$250 MILLION CREDIT FACILITY

        ESCONDIDO, CALIFORNIA, October 28, 2002....Realty Income Corporation (Realty Income), The Monthly Dividend Company®, (NYSE:O) today announced it has entered into a new credit facility to replace its existing $225 million acquisition credit facilities that were scheduled to expire in 2003. Under the terms of the new credit facility, total funds available were increased by $25 million, to $250 million. Concurrent with the closing of the new facility, the Company canceled its previous credit facilities.

        The new credit facility borrowing rate was also reduced. Realty Income's current investment grade credit ratings provide for financing at LIBOR (London Interbank Offered Rate) plus 100 basis points with a facility fee of 20 basis points, for all-in drawn pricing of 120 basis points over LIBOR. The term of the new facility will extend through October 2005.

        The co-lead Arranger and sole Administrative Agent for the credit facility is Wells Fargo Bank, N.A., with The Bank of New York acting as co-lead Arranger and sole Documentation Agent. They are joined by the Bank of America, N.A. and Wachovia Bank, National Association as co-Syndication Agents. Five other banks are also participants in providing the credit line: AmSouth Bank, Bank of Montreal, U.S. Bank National Association, BANK ONE, NA and Chevy Chase Bank, FSB.

        Commenting on the transaction, Chief Executive Officer, Tom A. Lewis said, "We are pleased with the pricing improvements and expansion of our unsecured credit facility. In particular we are pleased with the strong demand from our lenders so that we were able to execute this agreement during a favorable interest rate environment, well ahead of the expiration of our previous credit facilities. The improvements in the new facilities offer us greater financial flexibility, a lower-cost facility and continued access to capital. This will provide us with the funds to continue to increase the size of our real estate portfolio, which is fundamental to our goal of regularly increasing the amount of the monthly dividend we pay to our shareholders."

        Realty Income is The Monthly Dividend Company®, a New York Stock Exchange real estate company dedicated to providing shareholders with dependable monthly income. To date the Company has paid 387 consecutive monthly dividend payments throughout its 33-year operating history. The monthly income is supported by the cash flow from approximately 1,200 retail properties owned under long-term lease agreements with leading regional and national retail chains. The Company is an active buyer of net-leased retail properties nationwide.

        Note to Editors: Realty Income press releases are available at no charge by calling our toll-free investor hotline number: 888-811-2001, or through the Internet at http://www.realtyincome.com/Investing/News.html.

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REALTY INCOME ANNOUNCES NEW $250 MILLION CREDIT FACILITY